Exhibit 99.1
Annual Results

2024 Highlights

FINANCIAL RESULTS

•Achieved record company-level profitability for full year 2024
◦Net income of $404 million, Net income margin of 3.0%
◦GAAP Operating income of $990 million, GAAP Operating margin of 7.2%
◦Adjusted EBITDA of $1.378 billion, Adjusted EBITDA margin of 10.1%

•Returned to significant retail unit growth
◦Retail units sold of 416,348, a 33% increase year-over-year

•Delivered substantial cost efficiency improvements
◦Reduced full year GAAP SG&A and Non-GAAP SG&A expense per unit by $1,240 and $1,014 year-over-year, respectively
◦Delivered record low full year Advertising expense per unit of $550, a 25% decrease year-over-year
◦Reduced Carvana Operations expense per unit by over $300 year-over-year in Q4
◦Reduced Overhead expense per unit by over $550 year-over-year in Q4

EFFICIENCY & SCALABILITY

•Deepened the integration between Carvana and ADESA
◦Integrated Carvana IRC operations at 6 of 56 ADESA locations
◦Leveraged Carvana technology and analytical tools to launch new digital offerings for wholesale customers

•Optimized logistics network with focus on speed, quality, and cost
◦Reduced average delivery time ~20% year-over-year in Q4

•Leveraged technology to improve and simplify customer experience
◦Average calls per sale down ~20% year-over-year in Q4
◦Nearly tripled the percentage of customers who choose to interact only with our AI-powered chat tools over the last two years

CUSTOMER EXPERIENCE

•Customer Net Promoter Score (NPS) reached two-year highs by end of year
•More than 4 million cars bought and sold lifetime-to-date
•Hundreds of thousands of verified customer reviews with an average rating of 4.7 out of 5.0 stars

Dear Shareholders,

2024 will always play a prominent role in the Carvana story.

It was the year we became the most profitable automotive retailer based on Adjusted EBITDA margin. Our 10.1% Adjusted EBITDA margin for a full year is the most profitable year of any public automotive retailer in history.

It was the year we returned to growth. And in a significant way – 33% for the year and 50% in the fourth quarter, making us the fastest growing public automotive retailer.

And it was the year where we definitively demonstrated that the setbacks we faced in 2022 made us better. Strength and resilience come from struggle. And today, we are an even stronger company with an even brighter future.

The future is bright for a reason. Ten billion dollars, over ten years, and tens of millions of hours of hard work ago, we started Carvana with the premise that modern customer preferences could be better served with modern technology and modern business design. But that dream wasn’t going to be realized from incremental change.

From the outset, our ambition required that we completely rethink the business from the ground up, with every design decision being made to serve the simplest and most efficient customer experience we could imagine.

We aimed to provide customers with the broadest selection, the simplest and most confidence-inspiring process, and the real value that emerges from the fundamental root of an inherently different and more efficient business model.

That goal has guided every step of our journey and the power of our customers’ response to our offering has been building throughout while expressing in different ways at different times.

From 2013 to 2021, the primary expression of our customers’ response to our offering was growth. For the majority of that period, we grew retail unit sales at triple-digit rates, and in 2021, we became the third fastest company to make the Fortune 500 behind Google and Amazon and tied with Meta.

In 2022, the primary expression was our team's ability to absorb relentless pressure and to convert that pressure into motivation. We harnessed that motivation to adapt to the circumstances by switching our focus from the growth enabled by our customer offering to the financial efficiency enabled by our business model.

In 2023 and 2024, the primary expression was relentless execution. We took lessons learned from building, from growing, and from struggling and we applied them. That brought us to where we are today: we are the most profitable public automotive retailer in history based on Adjusted EBITDA margin while simultaneously being the fastest growing based on retail units sold. In 2024, we grew retail units sold by 33%, grew Net income by over $250 million, grew Adjusted EBITDA by over $1 billion, and had our first year of positive Operating income of ~$1 billion.

So, where do we go from here?

We achieved the numbers above with just 1% market share. We are nowhere close to the ceiling of this huge opportunity. We already have operational capacity for over 1 million units and real estate capacity for approximately 3 million units. We also still have fundamental gains to unlock, which will materialize in our financials and be shared with our customers.

We are incredibly well positioned today and see many opportunities to make our machine more efficient and add new capabilities to serve our customers and partners better. We are just getting started.

Summary of Q4 2024 and 2024 Results

Q4 2024 Financial Results: All financial comparisons stated below are versus Q4 2023, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 114,379, an increase of 50%
•Revenue totaled $3.547 billion, an increase of 46%
•Total Gross profit was $763 million, an increase of 90%
•Total Gross profit per unit (“GPU”) was $6,671, an increase of $1,388
•Non-GAAP Total GPU was $6,916, an increase of $1,186

•Net income margin was 4.5%, an increase from (8.3)%
◦Net income totaled $159 million1
•Adjusted EBITDA margin was 10.1%, an increase from 2.5%
◦Adjusted EBITDA totaled $359 million
•GAAP Operating income was $260 million, an increase of $298 million
•Basic and diluted net earnings per Class A share were $0.61 and $0.56, respectively, based on 130 million and 140 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 221 million shares of Class A common stock outstanding

FY 2024 Financial Results: All financial comparisons stated below are versus FY 2023, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 416,348, an increase of 33%
•Revenue totaled $13.673 billion, an increase of 27%
•Total Gross profit was $2.876 billion, an increase of 67%
•GPU was $6,908, an increase of $1,397
•Non-GAAP Total GPU was $7,196, an increase of $1,212
•Net income margin was 3.0%, an increase from 1.4%
◦Net income totaled $404 million1
•Adjusted EBITDA margin was 10.1%, an increase from 3.1%
◦Adjusted EBITDA totaled $1.378 billion
•GAAP Operating income was $990 million, an increase of $1.070 billion
•Basic and diluted net earnings per Class A share were $1.72 and $1.59, respectively, based on 122 million and 132 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 217 million shares of Class A common stock outstanding

Outlook

Our results in 2024 position us well for a strong 2025. Looking forward, we expect significant growth in both retail units sold and Adjusted EBITDA2 in full year 2025, including a sequential increase in both retail units sold and Adjusted EBITDA2 in Q1 2025, assuming the environment remains stable.

Fourth Quarter Results

Q4 further demonstrated Carvana’s ability to deliver industry-leading profitability based on Adjusted EBITDA margin while scaling operations and delivering best-in-class customer experiences. We recorded Net income margin of 4.5% in Q43, making 2024 the first year in Carvana’s history in which we generated positive Net income in each quarter. In Q4, Adjusted EBITDA margin was 10.1%, marking our third consecutive quarter within our Long Term Financial Model EBITDA range. We also set quarterly records for Gross profit, Gross profit margin, GAAP Operating income, GAAP Operating margin, Net income, and Adjusted EBITDA.

Retail units sold in Q4 grew by 50% year-over-year to 114,379, representing our second-highest quarterly retail unit sales in our history despite a seasonally lower demand period. Inventory selection increased during Q4, and we will continue to increase production and selection in 2025.

Looking forward, we plan to pursue growth at a rate that balances the long-term benefits of scale with the long-term benefits of further fundamental improvements to our unit economics, customer experiences, and foundational capabilities.

1 Net income in Q4 2024 and FY 2024 benefitted from ~$88 million and ~$115 million, respectively, associated with positive changes in the fair value of our warrants to acquire Root common stock
2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss).
3 Net income in Q4 2024 included a positive ~$88 million impact from the increase in the fair value of our warrants to acquire Root common stock.

Our Customer Experience: Convenience, Selection and Value

In our first shareholder letter as a public company, we said that “we believe that customer experience quality is the single most important focal-point for any management team with a long-term view.” Over the years, we have maintained this focus, offering a continuously improving customer experience built on convenience, selection, and value. Each of these pillars are powerful individually, but even more compelling in combination.

(i) Convenience We are committed to making the car buying and selling process as seamless and enjoyable as possible through our fully-online, vertically integrated offering.

•Lightning-Fast Transactions: The Carvana purchase process is designed to be completed in minutes, but it also allows the customer to move at their own pace. In fact, about 10% of our customers complete their purchase in less than 15 minutes, while the remainder move at a pace that is comfortable for them. This compares to a traditional dealer experience where the transaction time is measured in hours.
•Broadening Delivery Capabilities: With more inventory pools and a more efficient in-house logistics network, we can provide customers with faster delivery timelines than ever. We continue to develop our capabilities enabling same day delivery, which is still in its very early stages, and in the last 12 months we have reduced our average delivery time by over 20%.
•Self-Directed, Streamlined Experience: One measure of the ease of our process is how often a customer seeks support during their shopping experience. Since Q4 2022, we’ve made significant progress: inbound calls per sale have decreased over 45%.
•Integrated Financing: Our vertically integrated financing platform offers near instantaneous personalized financing terms for each of our ~53k vehicles on the website, giving customers the ability to easily shop within their budget.
•Leveraging AI: Teams across Carvana are using AI to get more efficient and improve our offering and we expect it to touch virtually every aspect of our business. One of our earliest and most-developed examples of this is Sebastian, our AI-powered customer service agent. In the last two years, the percentage of customers who choose to interact only with Sebastian and never request to interact with a customer advocate has nearly tripled.

(ii) Selection Vehicle selection is a key component to our customer offering as well as a difficult-to-replicate strategic differentiator for our business.

•Nationwide Pooled Inventory: We make a centralized inventory of over 53k units available to customers across the country rather than offering a set of small lot-sized inventory pools in individual cities. Automotive consumers have broad preferences and the used vehicle market is comprised of hundreds of thousands of unique year, make, model, trim, and color combinations, not including variation in options. The growing breadth of our nationwide inventory makes our vehicle diversity one of our biggest customer benefits, and one that will continue to improve over time.
•Conversion Benefits: Customer selection will scale with unit growth. At only ~1% market share today, we represent a small fraction of the market and believe that offering greater selection over time is a deeply fundamental, powerful, and uncapped, long-term driver of growth.

(iii) Value Our technology-forward and vertically integrated business model allows us to offer substantial value to our customers by offering a premium product at a lower price relative to our largest competitors:

•Higher Quality Vehicles: To ensure every Carvana customer receives a high quality vehicle, we inspect and recondition each Carvana vehicle to a standard that was modeled after CPO (Certified Pre-Owned), merchandise its features and imperfections and underwrite its quality with a 100-day limited warranty. The physical footprint and scale of our reconditioning facilities allows us to do more of this work in house, efficiently and supported by technology, at greater and greater scale, with uniform quality and at a lower cost.
•Doing More for Less: Delivering our customers a seamless, convenient, and trustworthy shopping experience requires more services than a traditional dealer can offer including fulfillment services (long-distance and last mile), transparent and intuitive e-commerce platform with integrated financing, nationwide processing of customer title and registration, and a 7-day return policy. Vertical integration, centralized processes and efficiency initiatives allowed us to deliver this experience cost effectively for an average of only ~$1,400 in Q4 2024 of Carvana operations expense (excluding limited warranty) per vehicle.
•Lower Prices Relative to Our Largest Competitors: The cost advantages outlined above enable us to pass on a portion of this economic benefit to customers in the form of lower retail prices than peers. In addition, we do not charge any surprise ‘documentation fees’ which average ~$400 but can be as high as ~$900 at other dealerships.

Since 2012, our business has evolved, adapted, and expanded but our commitment to continuously improving the customer experience has remained constant throughout. We are where we are today because customers love our offering and we’re excited because we will continue to identify new ways to make the customer experience better and more efficient.

Management Objectives

Our current focus is centered on profitable growth. However, this letter maintains our historical format built around the three objectives (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage, to discuss our key results.

1 Net income margin in FY 2023 benefited from a one-time gain on debt extinguishment of ~$878 million.
2 Net income margin in FY 2024 benefitted from ~$115 million associated with positive changes in the fair value of our warrants to acquire Root common stock.
3 Adjusted EBITDA is defined as net income (loss) plus income tax (benefit) provision, interest expense, other operating expense, net, other expense (income), net, depreciation and amortization expense in cost of sales and SG&A expenses, goodwill impairment, share-based compensation expense in cost of sales and SG&A expenses, loss on debt extinguishment, and restructuring expense in cost of sales and SG&A expenses, minus revenue related to our Root warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues. For additional information on Adjusted EBITDA and other Non-GAAP financial metrics referenced in this letter, please see the financial tables at the end of this letter and our Q4 2024 supplemental financial tables posted on our investor relations website.
4 EBITDA margin is calculated as net income (loss) plus income tax (benefit) provision, interest expense, and depreciation and amortization expense, divided by revenues.

Objective #1: Grow Retail Units and Revenue

Retail units sold totaled 114,379 in Q4, a year-over-year increase of 50%. Revenue was $3.547 billion, a year-over-year increase of 46%. Our growth in Q4 was again powered by our three fundamental growth drivers of (i) improving our customer offering, (ii) building awareness, understanding and trust, (iii) and increasing inventory selection and other sources of positive feedback.

Retail revenue per retail unit sold was $22,312 in Q4 2024, down from $23,405 in Q3 2024, driven by a sequential increase in retail marketplace units sold as a share of total retail units sold. As a reminder, retail marketplace units sold are fundamentally similar to retail units sold sourced from auctions or other wholesale acquisition channels with the most important financial reporting distinction being that we do not record the gross sales price of the vehicle as retail revenue. We expect retail marketplace units sold as a share of total retail units sold to be similar in Q1 2025 to Q4 2024.

Objective #2: Increase Total Gross Profit Per Unit

Year-over-year and sequential changes in Total GPU in Q4 2024 were driven by a variety of factors described in more detail below.

For Q4 2024

•Total
◦Total GPU was $6,671 vs. $5,283 in Q4 2023 and $7,427 in Q3 2024.
◦Non-GAAP Total GPU was $6,916 vs. $5,730 in Q4 2023 and $7,685 in Q3 2024.4
•Retail
◦Retail GPU was $3,226 vs. $2,812 in Q4 2023 and $3,497 in Q3 2024.
◦Non-GAAP Retail GPU was $3,331 vs. $2,970 in Q4 2023 and $3,617 in Q3 2024.
◦The year-over-year increase in Retail GPU was primarily driven by lower retail depreciation rates, reductions in reconditioning and inbound transport costs, and lower average days to sale, partially offset by lower spreads between wholesale and retail market prices.
◦The sequential decrease in Retail GPU was primarily driven by higher retail depreciation rates, and lower spreads between wholesale and retail market prices, partially offset by reductions in reconditioning and inbound transport costs.
•Wholesale
◦Wholesale GPU was $674 vs. $526 in Q4 20235 and $930 in Q3 2024.
◦Non-GAAP Wholesale GPU was $857 vs. $881 in Q4 2023 and $1,123 in Q3 2024.
◦Wholesale Vehicle
▪Wholesale Vehicle GPU was $385 vs. $368 in Q4 2023 and $562 in Q3 2024.
▪Non-GAAP Wholesale Vehicle GPU was $402 vs. $394 in Q4 2023 and $571 in Q3 2024.
▪The year-over-year increase was primarily driven by lower wholesale vehicle depreciation rates offset by an increase in our ratio of retail units sold to wholesale vehicle units sold.
▪The sequential decrease was primarily driven by an increase in our ratio of retail units sold to wholesale vehicle units sold and higher wholesale depreciation rates.

4 Non-GAAP gross profit per unit excludes depreciation and amortization, share-based compensation, and restructuring costs, as well as Root warrant revenue. For additional information, please see our Q4 2024 supplemental financial tables.
5 Wholesale gross profit and wholesale GPU includes gross profit from the sale of wholesale marketplace vehicles at our acquired ADESA locations.

◦Wholesale Marketplace
▪Wholesale Marketplace GPU was $289 vs. $158 in Q4 2023 and $368 in Q3 2024.
▪Non-GAAP Wholesale Marketplace GPU was $455 vs. $487 in Q4 2023 and $552 in Q3 2024.
▪The year-over-year and sequential changes in Wholesale Marketplace GPU were primarily driven by an increase in our ratio of retail units sold to wholesale marketplace units transacted, partially offset by lower facilities depreciation expense impacting GAAP Wholesale Marketplace GPU.
•Other
◦Other GPU was $2,771 vs. $1,945 in Q4 2023 and $3,000 in Q3 2024.
◦Non-GAAP Other GPU was $2,728 vs. $1,879 in Q4 2023 and $2,945 in Q3 2024.
◦The year-over-year increase in Other GPU was primarily driven by higher spreads between origination interest rates and benchmark rates, lower credit spreads on securitization transactions, changes in loan sales channel mix, and selling a greater volume of loans relative to originations in Q4 2024 compared to Q4 2023.
◦The sequential decrease in Other GPU was primarily driven by selling a smaller volume of loans relative to originations in Q4 compared to Q3.

For FY 2024

•Total
◦Total GPU was $6,908 vs. $5,511 in 2023. Total GPU increased $1,397 year-over-year.
◦Total Non-GAAP GPU was $7,196 vs. $5,984 in 2023. Total Non-GAAP GPU increased $1,212 year-over-year.

Objective #3: Demonstrate Operating Leverage

Net income margin increased 12.8% on a year-over-year basis in Q4. Adjusted EBITDA margin improved by 7.6% on a year-over-year basis in Q4. These improvements were driven by fundamental gains positively impacting GPU and operations expenses and levering of our overhead expenses with higher unit volume.

The Carvana Operations portion of SG&A expense was $1,696 per retail unit in Q4, a year-over-year decrease of $328, driven by ongoing operational efficiencies.

The Overhead portion of SG&A expense totaled $159 million in Q4, a year-over-year increase of $9 million primarily driven by non-recurring items. On a per retail unit sold basis, Overhead expense decreased by $582 year-over-year due to higher unit volume.

For Q4 2024, as a percentage of revenue:
•Year-over-year, all components of SG&A improved. Total SG&A decreased by 4.2% and non-advertising SG&A decreased by 3.6%. Other SG&A decreased by 1.7%, compensation and benefits decreased by 1.5%, advertising decreased by 0.6%, and market occupancy and logistics each decreased by 0.2%.
•On a sequential basis, Total SG&A increased by 1.1% and non-advertising SG&A increased by 0.8%, primarily due to lower retail revenue per retail unit sold due to higher retail marketplace volume. Compensation and benefits increased by 0.4%, advertising increased by 0.3%, other SG&A increased by 0.4%, logistics increased by 0.1%, and market occupancy decreased by 0.1%, primarily due to the same effect.

For FY 2024, as a percentage of revenue:
•Year-over-year, all components of SG&A improved. Total SG&A decreased by 3.0% and non-advertising SG&A decreased by 2.6%. Other SG&A decreased by 1.2%, compensation and benefits decreased by 1.0%, advertising decreased by 0.4%, and market occupancy and logistics each decreased by 0.2%.

Additional FY 2025 Budget Items
•Capital Expenditures. Our FY 2025 capital expenditure budget is ~$140 million, with the increase from FY 2024 primarily being driven by additional ADESA site integrations. We expect to integrate 10-12 ADESA sites in 2025 with an average budget of ~$2-3 million of capex per site.
•Overhead Expenses. We currently expect Overhead expenses to grow by a mid-single-digit percentage in FY 2025 compared to FY 2024, primarily due to small miscellaneous expenses and inflation.
•Depreciation and Amortization. We currently expect ~$300 million of depreciation and amortization in FY 2025, split across cost of sales and SG&A expense.
•Share-Based Compensation. We currently expect ~$110 million of share-based compensation in SG&A expense in FY 2025.
•Interest Expense. We currently expect ~$520 million of GAAP interest expense in FY 2025, of which $182 million is non-cash payment-in-kind interest on our 2031 senior secured notes. As previously noted, we plan to pay cash interest on our 2028 and 2030 senior secured notes in FY 2025.
◦As a point of comparison, if we refinanced our senior secured notes at the market yield on our 2031 notes (~7%), our GAAP interest expense would be reduced by ~$170 million. While there is no guarantee of such a refinancing, this illustrates one type of opportunity to significantly reduce interest expense in the future.
•Tax Rate. We currently expect an effective Carvana Co. tax rate, including income taxes and tax receivable agreement expenses of ~22% in FY 2025.

Please note we are providing these FY 2025 budget items on a one-time basis and do not plan to update them throughout the year.

Summary

2024 is a year that we are very proud of.

We are proud of the results, but we are also proud of the process that got us here. The consistency of mission, the hard work, the exciting times, the hard times, and the need to constantly learn as we go.

We have spoken before about the truth that “everything worth doing is hard”. This is clearly true in general and we are clearly another example.

From here, we plan to buy and sell millions of cars and to become the largest and most profitable automotive retailer. To make that a reality, we have a lot more worthwhile work to do. And it will be hard.

We’re up for it.

The march continues,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, February 19, 2025, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, February 26, 2025, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 2061293#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives and gains; our strategy, expected gross profit per unit; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; potential infrastructure capacity utilization; efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of integrations, including relating to ADESA; our long-term financial goals; fiscal year 2025 budget items; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our ability to utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues (including imposition of new or increased tariffs); our ability to raise additional capital and our substantial indebtedness; our ability to effectively manage our rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike McKeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares, which are reflected in thousands, and par values)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,716	$530
Restricted cash	44	64
Accounts receivable, net	303	266
Finance receivables held for sale, net	612	807
Vehicle inventory	1,608	1,150
Beneficial interests in securitizations	464	366
Other current assets, including $4 and $3, respectively, due from related parties	122	138
Total current assets	4,869	3,321
Property and equipment, net	2,773	2,982
Operating lease right-of-use assets, including $13 and $10, respectively, from leases with related parties	440	455
Intangible assets, net	34	52
Other assets	368	261
Total assets	$8,484	$7,071
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities, including $17 and $7, respectively, due to related parties	$856	$596
Short-term revolving facilities	67	668
Current portion of long-term debt	309	189
Other current liabilities, including $16 and $3, respectively, due to related parties	106	83
Total current liabilities	1,338	1,536
Long-term debt, excluding current portion	5,256	5,416
Operating lease liabilities, excluding current portion, including $10 and $7, respectively, from leases with related parties	414	433
Other liabilities, including $48 and $11, respectively, due to related parties	101	70
Total liabilities	7,109	7,455
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized, 133,271 and 114,239 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized, 79,119 and 85,619 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid in capital	2,676	1,869
Accumulated deficit	(1,416)	(1,626)
Total stockholders' equity attributable to Carvana Co.	1,260	243
Non-controlling interests	115	(627)
Total stockholders' equity (deficit)	1,375	(384)
Total liabilities & stockholders' equity (deficit)	$8,484	$7,071

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(unaudited)
Sales and operating revenues:
Retail vehicle sales, net	$2,552	$1,777	$9,681	$7,514
Wholesale sales and revenues, including $7, $5, $28, and $19, respectively, from related parties	678	499	2,841	2,504
Other sales and revenues, including $59, $41, $200, and $145, respectively, from related parties	317	148	1,151	753
Net sales and operating revenues	3,547	2,424	13,673	10,771
Cost of sales, including $2, $1, $6, and $4, respectively, to related parties	2,784	2,022	10,797	9,047
Gross profit	763	402	2,876	1,724
Selling, general and administrative expenses, including $9, $7, $31, and $33, respectively, to related parties	494	439	1,874	1,796
Other operating expense, net	9	1	12	8
Operating income (loss)	260	(38)	990	(80)
Interest expense	148	165	651	632
Loss (Gain) on debt extinguishment	6	—	12	(878)
Other (income) expense, net	(50)	(1)	(73)	(9)
Net income (loss) before income taxes	156	(202)	400	175
Income tax (benefit) provision	(3)	(2)	(4)	25
Net income (loss)	159	(200)	404	150
Net income (loss) attributable to non-controlling interests	80	(86)	194	(300)
Net income (loss) attributable to Carvana Co.	$79	$(114)	$210	$450

Net earnings (loss) per share of Class A common stock - basic	$0.61	$(1.00)	$1.72	$4.12
Net earnings (loss) per share of Class A common stock - diluted	$0.56	$(1.00)	$1.59	$0.75

Weighted-average shares of Class A common stock outstanding - basic (1)	130,164	114,110	122,344	109,323
Weighted-average shares of Class A common stock outstanding - diluted	139,859	114,110	132,206	200,578
(1) Weighted-average shares of Class A common stock outstanding - basic have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2024	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$404	$150	$(2,894)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	305	352	261
Goodwill impairment	—	—	847
Equity-based compensation expense	91	73	69
Loss on disposal of property and equipment	12	8	14
Loss (Gain) on debt extinguishment	12	(878)	—
Payment-in-kind interest expense	458	184	—
Provision for bad debt and valuation allowance	27	38	23
Amortization of debt issuance costs	15	24	27
Unrealized (gain) loss on warrants to acquire Root Class A common stock	(115)	(3)	80
Unrealized gain on beneficial interests in securitizations	(23)	(14)	(6)
Changes in finance receivable related assets:
Originations of finance receivables	(8,329)	(6,041)	(7,214)
Proceeds from sale of finance receivables, net	8,805	6,594	6,297
Gain on loan sales	(755)	(434)	(411)
Principal payments received on finance receivables held for sale	188	186	190
Other changes in assets and liabilities:
Vehicle inventory	(455)	711	1,354
Accounts receivable	(47)	(22)	145
Other assets	15	39	(83)
Accounts payable and accrued liabilities	260	(166)	(46)
Operating lease right-of-use assets	15	81	21
Operating lease liabilities	(10)	(71)	15
Other liabilities	45	(8)	(13)
Net cash provided by (used in) operating activities	918	803	(1,324)
Cash Flows from Investing Activities:
Purchases of property and equipment	(91)	(87)	(512)
Proceeds from disposal of property and equipment	11	72	44
Payments for acquisitions, net of cash acquired	—	(7)	(2,196)
Principal payments received on and proceeds from sale of beneficial interests	67	53	81
Net cash (used in) provided by investing activities	(13)	31	(2,583)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	3,096	6,709	12,982
Payments on short-term revolving facilities	(3,697)	(7,575)	(13,501)
Proceeds from issuance of long-term debt	191	132	3,435
Payments on long-term debt	(577)	(503)	(165)
Payments of debt issuance costs	(4)	(69)	(75)
Net proceeds from issuance of Class A common stock and LLC Units	1,264	453	1,227
Proceeds from equity-based compensation plans	7	—	4
Tax withholdings related to restricted stock units and awards	(19)	(15)	(8)
Net cash provided by (used in) financing activities	261	(868)	3,899
Net increase (decrease) in cash, cash equivalents and restricted cash	1,166	(34)	(8)
Cash, cash equivalents, and restricted cash at beginning of period	594	628	636
Cash, cash equivalents, and restricted cash at end of period	$1,760	$594	$628

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings (loss) per share of Class A common stock for the three months and years ended December 31, 2024 and 2023, respectively:

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023

	(in thousands)
Options (1)	97	956	365	976
Restricted Stock Units and Awards (1)	5	709	11	1,308
Class A Units (2)	79,402	85,682	83,509	—
Class B Units (2)	1,662	1,630	1,763	—

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2024	2023	Change	2024	2023	Change

	(dollars in millions, except per unit amounts)			(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$2,552	$1,777	43.6%	$9,681	$7,514	28.8%
Wholesale sales and revenues (1)	678	499	35.9%	2,841	2,504	13.5%
Other sales and revenues (2)	317	148	114.2%	1,151	753	52.9%
Total net sales and operating revenues	$3,547	$2,424	46.3%	$13,673	$10,771	26.9%
Gross profit:
Retail vehicle gross profit	$369	$214	72.4%	$1,379	$746	84.9%
Wholesale gross profit (1)	77	40	92.5%	346	225	53.8%
Other gross profit (2)	317	148	114.2%	1,151	753	52.9%
Total gross profit	$763	$402	89.8%	$2,876	$1,724	66.8%
Unit sales information:
Retail vehicle unit sales	114,379	76,090	50.3%	416,348	312,847	33.1%
Wholesale vehicle unit sales	48,770	34,096	43.0%	199,780	156,545	27.6%
Per unit revenue:
Retail vehicles	$22,312	$23,354	(4.5)%	$23,252	$24,018	(3.2)%
Wholesale vehicles (3)	$9,371	$8,623	8.7%	$9,611	$10,527	(8.7)%
Per retail unit gross profit:
Retail vehicle gross profit	$3,226	$2,812	14.7%	$3,312	$2,385	38.9%
Wholesale gross profit	674	526	28.1%	831	719	15.6%
Other gross profit	2,771	1,945	42.5%	2,765	2,407	14.9%
Total gross profit	$6,671	$5,283	26.3%	$6,908	$5,511	25.3%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$902	$821	9.9%	$996	$888	12.2%
Wholesale marketplace:
Wholesale marketplace units transacted	231,659	208,370	11.2%	955,802	871,200	9.7%
Wholesale marketplace revenues	$221	$205	7.8%	$921	$856	7.6%
Wholesale marketplace gross profit (5)	$33	$12	175.0%	$147	$86	70.9%

(1) Includes $7, $5, $28, and $19, respectively, of wholesale sales and revenues from related parties.
(2) Includes $59, $41, $200, and $145, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.
(5) Includes $19, $25, $86 and $102, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024

	(in millions)
Compensation and benefits (1)	$162	$173	$168	$175	$184
Advertising	59	54	55	56	64
Market occupancy (2)	16	18	17	17	16
Logistics (3)	26	29	28	29	32
Other (4)	176	182	187	192	198
Total	$439	$456	$455	$469	$494

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources as well as pledging and other basket capacity available as of December 31, 2024 and 2023:

	December 31,
	2024	2023

	(in millions)
Cash and cash equivalents	$1,716	$530
Availability under short-term revolving facilities (1)	1,879	1,006
Committed liquidity resources available	$3,595	$1,536
Super senior debt capacity (2)	1,500	1,262
Pari passu senior debt capacity (2)	485	250
Unpledged beneficial interests in securitizations (3)	110	80
Total liquidity resources (4)	$5,690	$3,128

(1) Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the amount we are able to borrow as of period end, rather than committed future amounts that could be borrowed to finance future additional assets.
(2) Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3) Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4) Our total liquidity potential is composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale gross profit, non-GAAP; Wholesale vehicle gross profit, non-GAAP; Wholesale marketplace gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale gross profit per retail unit, non-GAAP; Wholesale vehicle gross profit per retail unit, non-GAAP; Wholesale marketplace gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income (loss), gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income (loss) plus income tax (benefit) provision, interest expense, other operating expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, goodwill impairment, loss on debt extinguishment, and restructuring expense, minus revenue related to our Root Warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale gross profit, non-GAAP, Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales, share-based compensation expense in cost of sales, and restructuring expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses, share-based compensation expense in SG&A expenses, and restructuring expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income (loss), Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale gross profit, non-GAAP to wholesale gross profit, Wholesale vehicle gross profit, non-GAAP to wholesale vehicle gross profit, Wholesale marketplace gross profit, non-GAAP to wholesale marketplace gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended					Years Ended
(dollars in millions)	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024
Net income (loss)	$(200)	$49	$48	$148	$159	$150	$404
Income tax (benefit) provision	(2)	(1)	1	(1)	(3)	25	(4)
Interest expense	165	173	173	157	148	632	651
Other (income) expense, net	(1)	(87)	35	29	(50)	(9)	(73)
Loss (Gain) on debt extinguishment	—	—	2	4	6	(878)	12
Operating income (loss)	$(38)	$134	$259	$337	$260	$(80)	$990
Other operating expense, net	1	1	1	1	9	8	12
Depreciation and amortization expense in cost of sales	39	39	35	33	33	169	140
Depreciation and amortization expense in SG&A expenses	43	43	41	40	41	183	165
Share-based compensation expense in cost of sales	—	—	—	1	—	—	1
Share-based compensation expense in SG&A expenses	20	23	24	23	21	73	91
Root warrant revenue	(5)	(5)	(5)	(6)	(5)	(21)	(21)
Restructuring	—	—	—	—	—	7	—
Adjusted EBITDA	$60	$235	$355	$429	$359	$339	$1,378

Total revenues	$2,424	$3,061	$3,410	$3,655	$3,547	$10,771	$13,673
Net income (loss) margin	(8.3)%	1.6%	1.4%	4.0%	4.5%	1.4%	3.0%
Adjusted EBITDA margin	2.5%	7.7%	10.4%	11.7%	10.1%	3.1%	10.1%

	Three Months Ended					Years Ended
(dollars in millions, except per unit amounts)	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024
Gross profit	$402	$591	$715	$807	$763	$1,724	$2,876
Depreciation and amortization expense in cost of sales	39	39	35	33	33	169	140
Share-based compensation expense in cost of sales	—	—	—	1	—	—	1
Root warrant revenue	(5)	(5)	(5)	(6)	(5)	(21)	(21)
Gross profit, non-GAAP	$436	$625	$745	$835	$791	$1,872	$2,996

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379	312,847	416,348
Total gross profit per retail unit	$5,283	$6,432	$7,049	$7,427	$6,671	$5,511	$6,908
Total gross profit per retail unit, non-GAAP	$5,730	$6,802	$7,344	$7,685	$6,916	$5,984	$7,196

SG&A expenses	$439	$456	$455	$469	$494	$1,796	$1,874
Depreciation and amortization expense in SG&A expenses	43	43	41	40	41	183	165
Share-based compensation expense in SG&A expenses	20	23	24	23	21	73	91
Restructuring	—	—	—	—	—	7	—
SG&A expenses, non-GAAP	$376	$390	$390	$406	$432	$1,533	$1,618

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379	312,847	416,348
Total SG&A expenses per retail unit	$5,769	$4,963	$4,485	$4,317	$4,319	$5,741	$4,501
Total SG&A expenses per retail unit, non-GAAP	$4,942	$4,245	$3,845	$3,737	$3,777	$4,900	$3,886

	Three Months Ended
(dollars in millions, except per unit amounts)	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024
Retail gross profit	$214	$283	$347	$380	$369
Depreciation and amortization expense in cost of sales	12	12	12	12	12
Share-based compensation expense in cost of sales	—	—	—	1	—
Retail gross profit, non-GAAP	$226	$295	$359	$393	$381

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379
Retail gross profit per retail unit	$2,812	$3,080	$3,421	$3,497	$3,226
Retail gross profit per retail unit, non-GAAP	$2,970	$3,211	$3,539	$3,617	$3,331

Wholesale gross profit	$40	$79	$89	$101	$77
Depreciation and amortization expense in cost of sales	27	27	23	21	21
Wholesale gross profit, non-GAAP	$67	$106	$112	$122	$98

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379
Wholesale gross profit per retail unit	$526	$860	$878	$930	$674
Wholesale gross profit per retail unit, non-GAAP	$881	$1,153	$1,104	$1,123	$857

Wholesale vehicle gross profit	$28	$46	$48	$61	$44
Depreciation and amortization expense in cost of sales	2	2	1	1	2
Wholesale vehicle gross profit, non-GAAP	$30	$48	$49	$62	$46

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379
Wholesale vehicle gross profit per retail unit	$368	$501	$474	$562	$385
Wholesale vehicle gross profit per retail unit, non-GAAP	$394	$522	$483	$571	$402

Wholesale marketplace gross profit	$12	$33	$41	$40	$33
Depreciation and amortization expense in cost of sales	25	25	22	20	19
Wholesale marketplace gross profit, non-GAAP	$37	$58	$63	$60	$52

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379
Wholesale marketplace gross profit per retail unit	$158	$359	$404	$368	$289
Wholesale marketplace gross profit per retail unit, non-GAAP	$487	$631	$621	$552	$455

Other gross profit	$148	$229	$279	$326	$317
Root warrant revenue	(5)	(5)	(5)	(6)	(5)
Other gross profit, non-GAAP	$143	$224	$274	$320	$312

Retail vehicle unit sales	76,090	91,878	101,440	108,651	114,379
Other gross profit per retail unit	$1,945	$2,492	$2,750	$3,000	$2,771
Other gross profit per retail unit, non-GAAP	$1,879	$2,438	$2,701	$2,945	$2,728

	Years Ended December 31,
(dollars in millions, except per unit amounts)	2014	2015	2016	2017	2018	2019	2020	2021	2022
Net loss	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)
Income tax provision	—	—	—	—	—	—	—	1	1
Interest expense	—	1	4	8	25	81	131	176	486
Other operating expense, net	—	—	—	1	1	3	10	9	14
Other expense (income), net	—	—	—	—	—	1	(11)	(3)	56
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114
Depreciation and amortization expense in SG&A expenses	2	3	4	11	24	41	74	105	200
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16
Share-based compensation expense in SG&A expenses	—	1	1	6	21	30	25	39	69
Goodwill impairment	—	—	—	—	—	—	—	—	847
Root warrant revenue	—	—	—	—	—	—	—	—	(7)
Restructuring (1)	—	—	—	—	—	—	—	—	57
Adjusted EBITDA	$(13)	$(32)	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604
Net loss margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%
Adjusted EBITDA margin	(31.0)%	(24.6)%	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%

Gross profit	$—	$1	$19	$68	$197	$506	$794	$1,929	$1,246
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16
Root warrant revenue	—	—	—	—	—	—	—	—	(7)
Restructuring (1)	—	—	—	—	—	—	—	—	7
Gross profit, non-GAAP	$—	$1	$19	$68	$201	$511	$805	$1,953	$1,376

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296
Total gross profit per retail unit	$(201)	$206	$1,023	$1,539	$2,090	$2,852	$3,253	$4,537	$3,022
Total gross profit per retail unit, non-GAAP	$(201)	$206	$1,013	$1,537	$2,136	$2,878	$3,298	$4,593	$3,337

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.